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                                  Exhibit 10.18

                              CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT is made and entered into this 11th day of October, 2004, effective May 1, 2004 (the "Effective Date"), by and between West Bancorporation, Inc., an Iowa corporation (hereinafter referred to as "Corporation") and David L. Miller (hereinafter referred to as "Consultant"). Corporation and Consultant hereby agree as follows:

      1. Services. Corporation hereby retains Consultant to provide consulting services on mutually agreeable matters throughout the term of this Agreement, and Consultant agrees to provide such services as reasonably requested by Corporation. Such consulting services shall be performed in such manner, and at such times and places as may be agreed upon by the parties. The time spent on such services shall not exceed 480 hours per year.

      2. Term. The terms reflected in this Agreement became effective May 1, 2004, and shall continue until the death of Consultant, unless earlier terminated in accordance with the provisions of paragraph 9.

      3. Compensation. As compensation for the consulting services to be performed hereunder, Corporation shall pay to Consultant the sum of $110,479.83 per annum, payable in equal monthly installments on the first day of each month, for the period from January 1, 2004 through December 31, 2004. The compensation shall be increased for subsequent years this Agreement remains in effect, in an amount equal to the product of the previous year's compensation multiplied by the increase in the Consumer Price Index for the previous year. All increases shall be made retroactive to January 1 of each subsequent year of this Agreement. Due to Consultant's status as an independent contractor, Consultant shall be responsible for his own taxes, social security, and Medicare, and no sums shall be withheld from Consultant's compensation for such purposes. Corporation shall annually issue an IRS Form 1099 to Consultant to reflect the amounts paid hereunder.

      4. Health Insurance.

            (a) Corporation shall provide and pay 75% of the premium for family health insurance coverage for Consultant and his spouse consistent with the health care benefits in effect on the Effective Date of this Agreement. It is acknowledged that as of the Effective Date, Corporation pays 75% of the premium for a Medicare B/Supplemental Drug policy, and that the parties intend that coverage at that level shall be maintained throughout the term of this Agreement and beyond its term in accordance with subparagraph (b) below. In the event identical group coverage becomes unavailable, it is understood that Consultant (or his surviving spouse) will pay no more than 25% of the premium for any comparable benefit.

            (b) The health insurance benefit provided to Consultant and his spouse hereunder shall survive any termination of this Agreement by the Corporation and, with respect to the health benefit applicable to consultant's spouse, shall survive the termination of this Agreement due to the death of Consultant. Corporation's obligation to provide health insurance benefits shall cease if this Agreement is terminated by the Consultant for any reason other than his death.

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      5. Other Benefits. During the term of this Agreement, Consultant shall be entitled to the following additional benefits:

            (a) Consultant shall be provided full membership in Glen Oaks Country Club, at the rate applicable to Consultant's membership category.

            (b) Consultant shall be provided a new company car of Consultant's selection at a cost not to exceed $30,000.00 every two (2) years. Any costs incurred at Consultant's discretion in excess of $30,000.00 shall be paid by Consultant. At the time a new car is purchased, Consultant shall have the option to purchase the company car previously provided at the NADA trade-in value for a similar vehicle.

            (c) Consultant shall be provided trust services by West Bank at the cost applicable to such services as of November 2000.

            (d) Corporation shall reimburse Consultant for legal and accounting fees incurred by Consultant to a maximum of $10,000.00 annually.

      6. Expenses. Corporation shall reimburse Consultant for any incidental out-of-pocket expenses reasonably incurred by Consultant in providing the services contemplated by this Agreement, upon Consultant's submission of a claim therefor in a form satisfactory to Corporation. Reasonable travel expenses shall be reimbursable to the extent travel is requested by the Corporation and agreed to by the Consultant.

      7. Office Space and Services. Corporation shall provide office space and secretarial services at Corporation's West Des Moines location.

      8. Independent Contractor. In the provision of services hereunder, Consultant's status shall be that of independent contractor. Consultant shall not be deemed an employee or agent of Corporation or any of its subsidiaries, and shall be expected to exercise independent control and discretion in the time, place and manner the consulting services described in paragraph 1 are performed. Except for the benefits described in this Agreement Consultant shall not be entitled to any benefits accorded an employee of the Corporation.

      9. Termination. Any termination under this paragraph 9 shall be accomplished by written notice by the terminating party.

            (a) By the Corporation. This Agreement may be terminated by the Corporation at its option in the event of (i) the Consultant's material breach of the terms of this Agreement; or (ii) the Consultant's conviction of a felony punishable by imprisonment for a term exceeding one year.

            (b) By the Consultant. This Agreement may be terminated by the Consultant in the event of the Corporation's material breach of the terms of this Agreement.

      10. Miscellaneous. This Agreement has been executed and shall be construed in accordance with the laws of the State of Iowa. This Agreement supersedes all prior agreements and understandings between the parties hereto, and no amendments or variations of the terms of this Agreement shall be valid unless made in writing and signed by Consultant and a duly authorized representative of the Corporation. A waiver of any of the terms or conditions hereof shall not be construed as a general waiver by Corporation and Corporation shall be free to reinstate any terms or conditions waived subsequent to the effective date of this Agreement, with notice to Consultant.

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      11. Notice. Notices required to be given under this Agreement shall be deemed to have been duly given and received upon delivery, or upon mailing if mailed by certified mail, return receipt requested. In either case, the notice shall be addressed or delivered to the parties as follows:

            Corporation: West Bancorporation, Inc.
                         ATTN: President
                         1601 22nd St.
                         West Des Moines, IA 50266

            Consultant:  David L. Miller
                         1360 Glen Oaks Drive
                         West Des Moines, IA 50266

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WEST BANCORPORATION, INC.

By: /s/ Thomas Stanberry                     /s/ David L. Miller
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    Thomas Stanberry,                        David L. Miller
    Chairman, President and CEO

      CORPORATION                            CONSULTANT